Exhibit 99.1

For Immediate Release

T. Kay Hastings

Senior VP – Human Resources

281-491-9181

Imperial Sugar Company Announces Appointment of

Paul Durlacher as Chief Operating Officer

Sugar Land, TX—(September 8, 2004)- Imperial Sugar Company (NASAQ:IPSU) announced today that Paul Durlacher has joined the company as executive vice president and chief operating officer, a newly created position. Mr. Durlacher will be responsible for all operations and logistics in the company as well as sales, marketing, customer service and commodities management areas that support Imperial’s evolving go-to-market strategies. He will report to President and CEO Robert A. Peiser, who will also continue to oversee the finance, human resource and legal functions.

Mr. Durlacher, 52, brings an extensive background in all functional areas that he will now lead as well as strong experience in the food industry and Imperial’s distribution channels. Most recently, he served as president and chief executive officer of Maplehurst Bakeries, an Indiana producer of cakes, pies, donuts, breads and other similar items. Prior to that role, he was chief operating officer of InterBake Foods, a wholly owned subsidiary of George Weston, Ltd, a manufacturer of cookies, crackers and other baked ingredients. He has also held financial positions at Bank of America and Oroweat Foods Company, a subsidiary of Continental Grain. He received a B.A. degree from the University of Hawaii and a M.A. degree from Central Michigan University.

“I am very excited about the creation of this new position within our company and our ability to recruit an executive of Paul’s caliber and experience,” said Peiser. “In addition to well-documented improvements to our financial condition, we have made significant changes in our approach to the marketplace, including the introduction of several new products to the retail category and a renewed focus on the foodservice industry. Such product introductions and others that are planned, as well as the operational changes that we have effected in the past two years, requires even better coordination between the various functional areas that drive success and an even greater focus on customer satisfaction. I am confident that Paul will be a key resource in fulfilling this objective. In addition, his presence will also enable me to devote more time to the strategic opportunities that are in front of us and the large number of industry issues that affect us.”

-More-

IMPERIAL SUGAR COMPANY	PAGE 2

About Imperial Sugar About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, Pioneer®, Spreckels® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future operating results, sugarbeet acreage, operating efficiencies, future government and legislative action, future cost savings, future pension costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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